Exhibit 99.2
                             ANTHONY W. LIBERATI
                               109 Grouse Lane
                            Sewickley, PA  15143
                   (412) 741-9244 PHONE (412) 741-9251 FAX



January 20, 2001



Board of Directors
MCSi
4750 Hempstead Station Drive
Dayton, OH  45429

Attention:     Michael E. Peppel
               Chairman of the Board

Gentlemen:

I am pleased to submit the following proposal to purchase all of the outstanding common stock of the Company. I am prepared to move quickly toward the execution of a definitive acquisition agreement and am confident that the proposed transaction (the "Transaction") can be completed as expeditiously as possible. The major elements of the Transaction are as follows:

     1. Purchase Price. Pursuant to the terms of a definitive acquisition agreement to be negotiated (the "Acquisition Agreement"), I would acquire all of the outstanding shares of common stock (other than the shares me and my family currently own) at a cash price of $22.00 per share. The Company's current indebtedness will be refinanced.

     2. Structure. The transaction will be structured in a manner designed to give the continuing business of the Company the benefit of "recap" accounting. The possibility exists that the current large existing shareholdings of the Company should ensure such treatment.

     3. Financing. The offer is subject to financing and I feel confident that the necessary financing arrangements can be completed expeditiously.

     4. Due Diligence. The offer is subject to the completion of all necessary due diligence, which undertaking will also be completed expeditiously.



     5. Conditions. The consummation of the Transaction shall be conditioned upon the execution of a satisfactory Acquisition Agreement, the receipt of all required state, governmental and third party consents and approvals (including, without limitations, approvals that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any approval of the Securities and Exchange Commission); the receipt of the financing described in paragraph three; approval of the Transaction by the Board of Directors of the Company or a Special Committee thereof, and requisite shareholder votes under both the Ohio merger and acquisition statute or other governmental or regulatory entity.

I believe the transaction will provide value to the Company's shareholders, a value the market has failed to provide. I recognize the Board will require some time to evaluate the Transaction before it can make its own determination whether to endorse it. Given my involvement in the Transaction, I appreciate that the Board may want to establish a Special Committee to review the Transaction, and that such a Committee may choose to engage counsel and investment bankers to assist in such a review. While I appreciate and respect the Board's need to conduct an appropriate evaluation of my proposal, I reserve the right to terminate the proposal if an Acquisition Agreement has not been executed by the Company and myself within a reasonable period of time.

Very truly yours,

/s/ Anthony W. Liberati